UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2006

OMNICOM GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	333-132625 (Commission File Number)	13-1514814 (IRS Employer Identification No.)

437 Madison Avenue, New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

Registrants’ telephone number, including area code: (212) 415-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13c under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement.

        See Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On March 29, 2006, Omnicom Group Inc., together with its wholly owned direct finance subsidiaries, Omnicom Capital Inc. and Omnicom Finance Inc. (collectively, the “Issuers”), closed its sale of $1.0 billion aggregate principal amount of 5.90% notes due 2016 (the “Notes”) pursuant to the Underwriting Agreement, dated March 24, 2006, among the Issuers and Citigroup Global Markets Inc., as representative of the several underwriters names therein. The Notes have been registered under the Securities Act of 1933 (the “Act”) pursuant to a registration statement on Form S-3 (File No. 333-132625) previously filed with the Securities and Exchange Commission under the Act.

        The net proceeds received by the Issuers, after deducting the underwriting discount and estimated offering expenses payable by the Issuers, were $987.7 million. The Issuers intend to use the net proceeds from the offering for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Omnicom Group Inc. and its subsidiaries at the time of issuance and the availability of other funds. The Notes are the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc. and rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness. The Indenture, defined below, does not contain any provision that would limit the Issuer’s ability to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality or rating of Omnicom Group Inc. or a takeover, recapitalization or highly leveraged or similar transactions involving Omnicom Group Inc.

        The Notes were issued pursuant to an Indenture, dated as of March 29, 2006, between the Issuers and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 29, 2006, between the Issuers and the Trustee (as so amended, the “Indenture”). The Notes will bear interest from March 29. 2006 at a rate equal to 5.90% per year, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 2006. Each interest payment will be made to the persons who are registered holders of the Notes on the immediately preceding April 1 and October 1, respectively.

        The Indenture contains covenants limiting the Issuers’ ability and their subsidiaries’ ability to, with certain exceptions (i) create certain liens; and (ii) consolidate or merge with, or convey, transfer or lease substantially all their assets to, another person.

        The Notes may be declared immediately due and payable by the Trustee or the holders of 25% of the principal amount of the Notes of the affected series if an event of default occurs under the Indenture and has not been cured. An event of default generally means that the Issuers (1) fail to pay the principal on a Note on its due date, (2) do not pay interest on a Note within 30 days of its due date, (3) remains in breach of any other term of the Indenture for 60 days after its receipt of written notice of such failure or (4) file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occurs.

        The Issuers have the right to redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes and (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes that would be due after the redemption date discounted to the date of redemption, plus a make whole spread equal to 25 basis points, plus accrued and unpaid interest to the redemption date, as applicable.

        The Underwriters and certain of their affiliates have provided from time to time, and may provide in the future commercial banking, derivatives and/or investment banking transactions with the Issuers and their affiliates in the ordinary course of business, for which they have received, or will receive customary fees and reimbursement of expenses. Citigroup Global Markets Inc. is one of the lead arrangers and book managers of the Issuers’ credit facilities. Certain of the other underwriters are also participants in the Issuers’ credit facilities.

        The forgoing description of the issuance, sale and terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, the Indenture and the Supplemental Indenture entered into in connection therewith. The Underwriting Agreement and the Supplemental Indenture are attached hereto as Exhibits 1.1 and 4.2 and the Indenture is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

        (c) Exhibits.

        The following are being filed herewith:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of March 24, 2006 among Omnicom Group Inc., Omnicom Finance Inc., Omnicom Capital Inc., and Citigroup Global Markets, as representative of the several underwriters named therein.

4.1	Form of Senior Debt Securities Indenture (Filed as Exhibit 4.1 to the Registrants’ Registration Statement on Form S-3 (File No. 333- 132625 and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of March 29. 2006, between Omnicom Group Inc., Omnicom Finance Inc., Omnicom Capital Inc., and JPMorgan Chase Bank, N.A.

4.3	Form of 5.90% Notes due 2016.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omnicom Group, Inc.

 Date: March 29, 2006

By:	/s/ Philip J. Angelastro
Name:	Philip J. Angelastro
Title:	Senior Vice President Finance and Controller

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of March 24, 2006 among Omnicom Group Inc., Omnicom Finance Inc., Omnicom Capital Inc., and Citigroup Global Markets, as representative of the several underwriters named therein.

4.1	Form of Senior Debt Securities Indenture (Filed as Exhibit 4.1 to the Registrants’ Registration Statement on Form S-3 (File No. 333- 132625 and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of March 29. 2006, between Omnicom Group Inc., Omnicom Finance Inc., Omnicom Capital Inc., and JPMorgan Chase Bank, N.A.

4.3	Form of 5.90% Notes due 2016.